Exhibit 10.98

Summary of RSU Grant to Named Executive Officers
April 14, 2005

			Total RSUs
	Long-Term	Performance-	Awarded on
Named Executive Officer	Incentive Award	Based Award	April 14, 2005
Thomas P. Rice Andrx Corporation CEO	40,000	10,000	50,000

Angelo C. Malahias Andrx Corporation President	25,000	6,250	31,250

Scott Lodin Andrx Corporation EVP and General Counsel	20,000	5,000	25,000

Lawrence Rosenthal, Andrx Pharmaceuticals, Inc. President	20,000	5,000	25,000